COMCAST CORPORATION
                            BALANCE SHEET (UNAUDITED)
                               SEPTEMBER 30, 2002

Assets......................................................... $    --
                                                                =======
Stockholders' Equity

    Stock subscription receivable.............................. $    (2)

    Common stock, $.01 par value, authorized 100 shares;
      2 shares issued and outstanding.......................... $    --

    Additional capital......................................... $     2
                                                                -------
                                                                $    --
                                                                =======



See note to balance sheet.

                               COMCAST CORPORATION
                       NOTE TO BALANCE SHEET (UNAUDITED)
                               SEPTEMBER 30, 2002

1.   ORGANIZATION

     On December 7, 2001, Comcast Corporation (formerly known as AT&T Comcast Corporation - formerly known as CAB Holdings Corp.) (the "Company") was incorporated under the laws of the State of Pennsylvania and was authorized to issue 100 shares of $.01 par value common stock. At that date of incorporation, the Company issued one share of its $.01 par value common stock to each of Comcast Holdings Corporation (formerly known as Comcast Corporation) ("Comcast Holdings") and AT&T Corp. ("AT&T") for $1 per share. The Company was organized to conduct, subsequent to the combination of Comcast Holdings and AT&T's Broadband division ("AT&T Broadband"), the business currently conducted by Comcast Holdings and AT&T Broadband.

     On December 19, 2001, Comcast Holdings and AT&T entered into an Agreement and Plan of Merger that will result in the combination of Comcast Holdings and AT&T Broadband. AT&T will spin off AT&T Broadband to its stockholders immediately prior to the combination. The combined company will also hold AT&T's approximate 27.6% interest in Time Warner Entertainment. On July 10, 2002, shareholders of both Comcast Holdings and AT&T approved the transaction. The transaction is expected to close by the end of November 2002.

     Upon completion of the combination of Comcast Holdings and AT&T Broadband (the "Merger"), Comcast Holdings and an entity which will then own AT&T Broadband will be wholly-owned subsidiaries of the Company.

     On May 3, 2002, the Company and AT&T Broadband Corp. entered into definitive credit agreements with a syndicate of lenders for an aggregate of $12.825 billion of new indebtedness in order to obtain the financing necessary to complete the Merger and for the combined company's financing needs after the transaction. This financing requires subsidiary guarantees, including guarantees by certain of Comcast Holdings' wholly owned subsidiaries and by subsidiaries of AT&T Broadband. Under the terms of the new credit facilities, the obligations of the lenders to provide the financing upon the completion of the Merger are subject to a number of conditions, including the condition that the combined company holds investment-grade credit ratings from both the Standard & Poor's and Moody's Investors Services ("Moody's") rating agencies at the time of closing. On September 30, 2002, Comcast Holdings announced that the Company had received investment-grade credit ratings from each of S&P and Moody's allowing the Company to access all amounts under the credit facilities upon closing the Merger.

     From the date of inception on December 7, 2001 through September 30, 2002, the Company had no operations.